February 10, 2022 SitusAMC Real Estate Valuation Services, LLC 1075 Jordan Creek Parkway Suite 240 West Des Moines, IA 50266 Attention: Mr. Brian T. Velky Re: TIAA Real Estate Account - ERISA Independent Fiduciary Dear Mr. Velky: This letter agreement (the “Agreement”) sets forth the terms and conditions under which Teachers Insurance and Annuity Association of America (the “Company”) offers to appoint SitusAMC Real Estate Valuation Services, LLC (“SitusAMC”) to serve as the Independent Fiduciary (as defined below) under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for the Company’s real estate pooled separate account, called the TIAA Real Estate Account (the “Account”). The Account is designed primarily for investment by participants in retirement plans qualified under §401(a) and §403(a) of the Internal Revenue Code of 1986, as amended (“Code”), Code §403(b) plans, and certain individual retirement annuities under §408 of the Code. As used hereunder, each of Company and Independent Fiduciary shall also be referred to as a “Party” and collectively, the “Parties.” As of the Effective Date (as defined below), this Agreement hereby supersedes all prior letter agreements and side letter agreements between the Parties regarding the subject matter hereof. 1. Background On October 17, 1996 the Company was granted a prohibited transaction exemption (“PTE”) from the United States Department of Labor (“DOL”), PTE 96-76, Exemption Application No. D-09915, 61 Fed. Reg. 54229 (1996). PTE 96-76 provides an exemption from certain potential prohibited transactions under § 406 of ERISA and § 4975 of the Code with respect to certain transactions or classes of transactions involving the Account. Among other features, the Account offers a stand-by liquidity mechanism under which units of interest in the Account (“Units”) may be purchased or sold by the Company. PTE 96-76 contemplates that various aspects of the Account’s operation will be subject to the oversight of an Independent Fiduciary (“Independent Fiduciary”) which will be a business organization with substantial real estate investment experience and which will be familiar with the responsibilities of a fiduciary with respect to benefit plans under ERISA. The Independent Fiduciary will act for the Exhibit 10.1 exclusive benefit of the plans and plan participants who elect to participate in the Account. As used hereunder, the term “Independent Fiduciary” shall refer to SitusAMC. Included in PTE 96-76, Section III (e), 61 Fed. Reg. 54230-54231, are descriptions of the responsibilities of the Independent Fiduciary. The valuation procedures and rules for the Account are described in Exhibit A to this Agreement and in the proposed PTE, 61 Fed. Reg. 15128, pages 15134-15136 (1996). 2. Compensation Compensation for services rendered by SitusAMC pursuant to this Agreement shall be paid from the Account in the amounts and in accordance with the terms and conditions set forth in Schedule 1 attached hereto. 3. Duties and Responsibilities of Company The Company is an investment manager, as defined in Section 3(38) of ERISA, with respect to the Account, and shall be primarily responsible, as a fiduciary under ERISA, for all aspects of the establishment and administration of the Account. The Company alone shall be responsible for making determinations with respect to the acquisition and disposition of properties by the Account and for all other aspects of the investment of Account assets, subject to the duties and responsibilities of specifically set forth in PTE 96-76 and paragraph 4 hereof. 4. Duties and Responsibilities of Independent Fiduciary A. The Independent Fiduciary’s duties and responsibilities under this Agreement shall be those set forth in PTE 96-76 and as described below: (1) Reviewing and approving the written investment guidelines of the Account as established by the Company, and approving any changes to such investment guidelines; (2) Monitoring whether the properties acquired by the Account conform with the requirements of such investment guidelines; (3) Reviewing and approving valuation procedures for the Account (the “Valuation Procedures and Rules”) and approving changes in those Valuation Procedures and Rules. A current copy of the Valuation Procedures and Rules for the Account is attached hereto as Exhibit A; (4) Reviewing and approving the valuation of Units (“Units” shall mean the units of interest into which equity participation in the Account is divided) in the Account and the valuation of properties held in the Account, as described in the Summary of Facts and Representations in the Notice (as defined in PTE 96-76, Section III, 61 Fed. Reg. 54229) and as applicable to independent valuations of Properties, which are being performed on a quarterly, rather than annual basis (as set forth in the Valuation Procedures and Rules);

(5) Approving the appointment of all independent, qualified appraisers retained by the Company to perform periodic valuations of the properties in the Account. For this purpose, the Company will forward to the Independent Fiduciary information provided to the Company with respect to the background, education and experience of each such independent appraiser; (6) Requiring appraisals in addition to those normally conducted, whenever, the Independent Fiduciary believes that the characteristics of any of the properties have changed materially, or with respect to any of the properties, whenever the Independent Fiduciary deems an additional appraisal to be necessary or appropriate in order to assure the correct valuation of the Account. The Independent Fiduciary will perform such reviews of Account properties as it may determine to be necessary or desirable in establishing the necessity of such additional appraisals. The Independent Fiduciary shall have the authority to designate independent appraisers to be hired by the Company to perform any such additional appraisals, but the Company hereby reserves the right to disapprove any such selection. Accordingly, the Independent Fiduciary shall notify the Company at least fourteen (14) days prior to the anticipated hiring of any appraiser not previously approved by the Company. Any such appraiser will be deemed approved by the Company if the Company fails to object within fourteen (14) days of receipt of the aforesaid notice and the Company will, thereupon, hire such appraiser. The Company may in its sole discretion withdraw its approval of an appraiser at any time prior to hiring such appraiser for future appraisals by giving a notice of withdrawal of its approval; (7) Reviewing the purchases and sales of Units in the Account by the Company to assure that the correct values of the Units and of the Account are applied. The Independent Fiduciary performs this review through: (1) monitoring the aggregate purchase and sales of Units in the Account by Account Participants, by way of information supplied by the Company Accounting (via REA Weekly Update of Participant Activity); and (2) the periodic provision, by the Company, not less than quarterly, of an accounting to the Independent Fiduciary of all purchases and sales of Units by Participants (and, if applicable, by the Plans). With respect to the foregoing, the Independent Fiduciary may rely upon the truth, completeness and correctness of information provided to it by the Company or by the independent auditor designated by the Company with respect to the Account; (8) Determining the appropriate Trigger Point (“Trigger Point” means the point, as established by the Independent Fiduciary, at which the Company’s participation in the Account through the ownership of Liquidity Units is decreased with the approval of or as required by the Independent Fiduciary, acting on behalf of the Participants (and, if applicable, the Plans), with respect to the ongoing ownership by the Company of Liquidity Units (“Liquidity Units” are defined in PTE 96-76, Section IV(g), 61 Fed. Reg. 54232); establishing a method to implement any changes to the Trigger Point; adjusting the percentage which serves as the Trigger Point; approving or requiring any reduction of the Company’s interest in the Account; and, approving the manner in which such reduction of the Company’s participation in the Account in excess of the Trigger Point is to be effected; (9) In the event the Trigger Point is reached, participating in and planning any program of sales of the assets of the Account, which would include the selection of the properties to be sold, the guidelines to be followed in making such sales, and the approval of such sales, if in the opinion of the Independent Fiduciary, such sales are desirable at the Trigger Point in order to reduce the ownership by the Company of Liquidity Units in the Account or to facilitate the Wind Down (“Wind Down” means the period which begins on the date which the Company notifies all Participants (and, if applicable, all Plans invested in the Account) that the Company has decided to terminate the Account and concludes on the date on which no Accumulation Units are held by Participants (or, if applicable, by Plans)); (10) Supervising the operation of the Account during the Wind Down of such Account; (11) During the Wind Down, planning any program of sales of the assets of the Account, including the selection of the properties to be sold, determining the guidelines to be followed in making such sales, and approving the sale of the properties in the Account, in the event of the termination of the Account, if in the opinion of the Independent Fiduciary, such sales are desirable to facilitate the Wind Down; and (12) Reviewing any other transactions or matters involving the Account that are submitted to the Independent Fiduciary by the Company and determining whether such transactions or other matters are fair to the Account and in the best interest of the Account. B. In the event that the Company or the DOL or any other governmental agency requires or requests the Independent Fiduciary to perform additional functions reasonably related to the type of review described herein, or to undertake duties with respect to the Account beyond those specifically enumerated herein, these additional duties and functions shall be deemed to be included among the duties of under this Agreement, provided that: (1) The Company requests the Independent Fiduciary to perform such activity in writing; and (2) The Independent Fiduciary and the Company determine the nature and amount of any additional compensation that may be appropriate with respect to such additional duties. C. The Independent Fiduciary will meet with the Company on no less than a quarterly basis to review the activities of the Account and the actions that the Independent Fiduciary has taken under this Agreement. The Independent Fiduciary will submit to the Company a summary report from time to time as it may deem necessary or appropriate, but no less frequently than annually. Such report shall be a written report that summarizes and explains all actions and activities that the Independent Fiduciary has undertaken since the submission of the last such report or the commencement of its terms, except those actions and activities that the Independent Fiduciary in its judgment deems to be not material. All or any part of any such report may, after consultation with the Independent Fiduciary, be provided by the Company to any Account participant or to the DOL or any other governmental agency. The Independent Fiduciary shall maintain appropriate records of its actions and activities under this Agreement and will allow the Company to review such records during normal business hours upon reasonable prior request by the Company, and the Company, after consultation with, may provide the results of any such review to the DOL or to any other governmental agency. D. The Independent Fiduciary may make all reasonable inquiries, consult with whomever it reasonably deems necessary, do all acts that are reasonably necessary to the performance of its duties, and review such Company documents as are reasonably appropriate for carrying out its responsibilities under this Agreement. All work to be performed, pursuant to this paragraph 4, may be performed during normal business hours at the Company’s Home Office, 730 Third Avenue, New York, New York 10017-3206 or such other place as may be reasonably designated by the Independent Fiduciary, including its offices. 5. Representations, Warranties and Covenants The Independent Fiduciary represents and agrees that: A. The Independent Fiduciary meets the conditions set forth in PTE 96-76, Section IV(f)(1), (f)(3) & (f)(4), 61 Fed. Reg 54232 and has at least five years of experience with respect to commercial real estate investments. B. The Independent Fiduciary will provide, on or before February 15, of each year, a written report to the Company that the Independent Fiduciary (determined together with its Affiliates) has not received gross income from the Company or its Affiliates (as defined below) for the prior fiscal year that exceeds 5% of the annual gross income from all sources to the Independent Fiduciary (determined together with the Independent Fiduciary’s Affiliates). C. In the event that the DOL requires additional representations by the Independent Fiduciary, it is agreed that the Independent Fiduciary will make any such reasonably required representations that are true in fact. 6. Independent Status As the Independent Fiduciary, the Independent Fiduciary shall not be an agent of the Company. In keeping with this status, the Independent Fiduciary shall be free to control its method of fulfilling its responsibilities within the framework of its obligations to the Participants (and their beneficiaries) and, if applicable, Participating Plans (as such terms are defined in PTE 96-76, Section IIII, 61 Fed. Reg. 54229 and Section IV(h), 61 Fed. Reg. 54232, respectively) and to the Company. 7. Fiduciary Standards and Confidentiality A. Fiduciary Standards (1) Notwithstanding any other provision of this Agreement, it is understood that the Independent Fiduciary will act as a fiduciary, as defined in ERISA, with respect to the Participants and their beneficiaries (and, if applicable, Participating Plans) that invest in the Account, and that the Independent Fiduciary will perform its duties under this Agreement for the exclusive benefit of such Participants, their beneficiaries and Participating Plans and in conformity with the legal requirements imposed upon it by ERISA. (2) It is understood that the Independent Fiduciary will not unnecessarily engage in any activity in connection with this appointment that is adverse to the interest of the Company. The Independent Fiduciary may provide similar independent fiduciary services with respect to other benefit plans subject to ERISA; provided, however, that the Independent Fiduciary does not use or disclose in such relationships Confidential Information (as defined below) obtained by the Independent Fiduciary in the course of providing services under this Agreement. (3) Upon termination of this Agreement, the Independent Fiduciary will disclose to the Company all material in its possession that has been released to it by the Company or produced pursuant to this Agreement. Such material may be retained by the Independent Fiduciary if it deems such retention to be necessary to protect its interests or the interests of the Participants and their beneficiaries (and, if applicable, Participating Plans) that have invested in the Account. If the Independent Fiduciary retains any such material, it shall promptly notify the Company in writing of such action. The aforesaid notice shall include an itemized list of all retained documents and other materials. Upon receipt of the aforesaid notice, or at any time thereafter, the Company may at its option, require that the Independent Fiduciary deliver all such retained material to the person who succeeds to its position as Independent Fiduciary. However, the Independent Fiduciary may retain any materials that it deems necessary to protect its interests, provided that copies of said materials are furnished to either the Company or the Independent Fiduciary’s successor as Independent Fiduciary, upon request. B. Confidentiality. In connection with this Agreement, certain Confidential Information (as defined below) regarding each Party (such party a “Disclosing Party”) may be disclosed to the other Party (such party a “Recipient Party”) in order for each Party to perform their respective obligations hereunder. (1) Definitions. For purposes hereunder, the definitions of Company and Independent Fiduciary shall be deemed to include any parent, subsidiary, Affiliate (as defined below) of, or entity under common control with any entity constituting the Company or Independent Fiduciary. As used herein, “Affiliates” shall mean a business entity now or hereafter controlled by, controlling or under common control with either Company or Independent Fiduciary. Affiliates of the Company shall also include (1) any officer, director, or employee of the Company, or of a business entity referenced above that is now or hereafter controlled by, controlling or under common control with the Company and (3) any partnership in which the Company is a partner. “Control” exists when an entity owns or controls directly or indirectly 50% or more of the outstanding equity representing the right to vote for the election of directors or other managing authority of another entity. “Representatives” shall mean any of the Company’s or Independent Fiduciary’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants and contractors or consultants retained by either Party). (2) Confidential Information. As used herein, Confidential Information shall mean any of the following information regarding either Company or Independent Fiduciary disclosed before or after the date hereof (“Confidential Information”):

a. any data or information that is competitively sensitive and not generally known to the public, including but not limited to, products, business and marketing plans, marketing strategies or techniques, financial information, pricing, operations, vendor relationships, customers or customer relationships, customer profiles, sales estimates, trade secrets and internal performance results relating to the past, present or future business activities of the Independent Fiduciary or the Company or any of their customers, subsidiaries, or third party vendors; b. any scientific or technical information, concepts, design, process, procedure, formula, or improvement that is commercially valuable, not generally known to the public and secret in the sense that its confidentiality affords the Company or Independent Fiduciary a competitive advantage over its competitors; and c. all documentation, media, reports, data, specifications, computer hardware or software, computer programs, source code, object code, flow charts, mappings, interfaces, databases, inventions, engineering and laboratory notebooks, drawings, diagrams, schema, prototypes and models, know-how, show-how, trade secrets and any other tangible manifestation (including data in computer or other digital format) of any of the foregoing, whether or not patentable or copyrightable; and d. Highly Confidential Information. Highly Confidential Information (“HCI”) shall mean non-public information that, if disclosed in violation of the terms of the Agreement, could have a material adverse impact to the Company’s business or operations, including, but not limited to, (i) material non-public information about the Company’s business, finances or operations; (ii) authentication data, such as PINs or passwords; (iii) cryptographic keying material, with the exception of public keys; (iv) information related to an information security incident; or (v) other Confidential Information that the Company classifies as HCI in accordance with the Company’s data classification policies (3) Confidentiality Obligations. Except as expressly authorized by prior written consent of the Disclosing Party, the Recipient Party shall: a. limit access to and use of any Confidential Information received by it to its Representatives who have a need-to-know in connection with evaluating the Opportunity, and only for use in connection therewith; b. advise its Representatives having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; c. take appropriate action by agreement with its Representatives having access to the Confidential Information to fulfill its obligations under this Agreement; d. safeguard all Confidential Information received by it using a reasonable degree of care, but not less than that degree of care used by it in safeguarding its own similar information or material; and e. not disclose or disseminate any Confidential Information received by it to third parties not authorized hereunder without the prior written consent of the Disclosing Party.

(4) Return of Confidential Information. Upon the request of the Disclosing Party, the Recipient Party shall collect and surrender (or confirm the destruction or nonrecoverable data erasure of) all Confidential Information and all memoranda, notes, records, drawings, manuals, records, and other documents or materials (and all copies of same, including “copies” that have been converted to computerized media in the form of image, data or word processing files either manually or by image capture) based on or including any Confidential Information, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Recipient Party supervising such destruction; provided, however, that SitusAMC may retain such limited media and materials containing Confidential Information of the Company for customary archival and audit purposes (including with respect to regulatory compliance). (5) Exceptions. Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any Confidential Information that: a. was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no act of the Recipient Party; b. was lawfully received by the Recipient Party from a third party free of any obligation of confidentiality to such third party; c. was already in the lawful possession of the Recipient Party prior to receipt thereof from the Disclosing Party; d. is required to be disclosed in a judicial or administrative proceeding, or as otherwise required to be disclosed by law; provided, however, the Recipient Party shall give as much advance notice (unless prohibited by law) of the possibility of such disclosure as practicable so the Disclosing Party may attempt to stop such disclosure or obtain a protective order concerning such disclosure with Recipient Party’s reasonable assistance, at Disclosing Party’s expense; e. was independently developed by the Recipient Party without using or referring to the Disclosing Party’s Confidential Information; or f. is disclosed by the Recipient Party in accordance with prior written approval of the Disclosing Party. (6) No Rights in Confidential Information. This Agreement does not confer any right, license, interest or title in, to or under the Confidential Information to the Recipient Party and no license is hereby granted to the Recipient Party, by estoppel or otherwise, under any patent, trademark, copyright, trade secret or other proprietary rights of the Disclosing Party. Title to the Confidential Information shall remain solely in the Disclosing Party. (7) The Company hereby grants to the Independent Fiduciary a limited, revocable right to use de-identified and fully aggregated Account data (collectively, the “Data”) as needed for comparative analysis, behavioral studies, market analysis, research, benchmarking, quality assessments, outcome evaluations and development of clinical guidelines and otherwise for its use in order to improve the Independent Fiduciary’s products and services, provided such data (i) is not identifiable as the Company’s or Account’s confidential or proprietary data; (ii) does not indicate that the Company’s or Account’s data is included; (iii) does not contain any personally identifiable information within the meaning of Gramm-Leach Bliley Act (15 U.S.C. §§ 6801-6809 et seq. and its implementing regulations; (iv) is not to be used for any solicitation or communication to the Company’s customers or Account’s contract owners; and (v) shall be subject to the Independent Fiduciary’s internal security and cyber-related information technology controls. 8. Personnel with Primary Responsibility; Successor The Independent Fiduciary agrees that, without limiting its responsibilities under this Agreement or under ERISA, primary responsibility for the performance of the services contemplated under this Agreement shall be assigned to Brian Velky, and that the Independent Fiduciary will use its best efforts to assure that Brian Velky continues to act in such capacity during the term of this Agreement. In the event that Brian Velky does not, for any reason, continue to serve in such capacity, the Independent Fiduciary agrees that it will assign primary responsibility for the duties contemplated under this Agreement to a senior employee of the Independent Fiduciary of similar experience and ability (the “Successor”). Any Successor shall be subject to the written approval or rejection by the Company (which approval or rejection shall be made by the Company in its sole discretion) within forty-five (45) days of the Company’s receipt of written notice from the Independent Fiduciary of the Successor. Any such Successor will be deemed approved by the Company if the Company fails to reject the Successor within such forty-five (45) day period. 9. Effective Date/Termination Notice A. The term of the Agreement shall become effective on March 1, 2022 (the “Effective Date”). B. The Independent Fiduciary’s appointment shall commence on the date this Agreement becomes effective for a term extending through February 28, 2027, and shall be renewable by the Company, for two additional one (1) year terms. The Company shall delegate to a special subcommittee of the Company’s Investment Committee (the “Subcommittee”) the sole power to renew any such appointment and the Subcommittee shall not renew the appointment if forty percent (40%) of the Subcommittee members disapprove of such renewal. Upon expiration of the Independent Fiduciary’s appointment without renewal this Agreement shall terminate. The parties hereby mutually agree that the Baseline Level for each year during the term of the Agreement shall be 225 properties. The Base Fee (defined below) for each annual extension, beginning March 1, 2027, shall increase by $100,000. C. The Independent Fiduciary may terminate this Agreement at any time but must give at least one hundred eighty (180) days prior written notice to the Company. The Company must terminate this Agreement and the Independent Fiduciary’s appointment prior to the expiration of the term of its appointment if a majority of the Subcommittee members determines that: (1) the Independent Fiduciary has breached any representation set forth in paragraph 5 above; (2) that the Independent Fiduciary has failed to carry out its responsibilities under this Agreement in an effective manner, or is unable to do so; or (3) that a merger or restructuring of the Independent Fiduciary with or into another entity may cause a conflict of interest that shall impair the Independent Fiduciary’s ability to carry out its responsibilities under this Agreement in an effective manner. In addition, this Agreement shall be terminable, at the Company’s sole option, if (i) the Independent Fiduciary ever ceases to be a legal entity, whether through merger, acquisition or otherwise, or (ii) the Independent Fiduciary shall ever be owned directly by an

Affiliate of the Company. In the event that the Independent Fiduciary’s term shall terminate as described in this paragraph 9C., the Independent Fiduciary shall be compensated only for services performed by it prior to the date of such termination. D. Unless otherwise expressly provided herein, any notice, demand or request under this Agreement shall be deemed to have been properly given and served by depositing the same in First Class U.S. Mail, addressed as provided herein, postpaid and registered or certified with return receipt requested. Any such notice, demand or request shall be effective upon being deposited in such certified First Class U.S. Mail. However, the time period in which a response or action to any such notice, demand or request must be given or taken shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request. E. Any notice given under this Agreement shall be in writing and addressed as follows: If to the Company (or such other person or persons as the Company may designate in writing to SitusAMC): Chief Legal Officer Teachers Insurance and Annuity Association of America 730 Third Avenue New York, NY 10017-3206 If to SitusAMC (or such other person or persons as SitusAMC may designate in writing to the Company): Brian Velky Managing Director SitusAMC Real Estate Valuation Services, LLC 1075 Jordan Creek Parkway, Suite 240 West Des Moines, IA 50266 brianvelky@situsamc.com with a copy to the following address and email: SitusAMC Attn: Legal Department 5065 Westheimer, Suite 700E Houston, TX 77056 legal@situsamc.com

10. Indemnification and Insurance A. Subject to the limitations below in clause C of this paragraph 10, the Independent Fiduciary shall be indemnified and saved harmless by the Account from and against any and all claims of liability arising in connection with the exercise of its duties and responsibilities to the Account by reason of any act or omission, including all expenses reasonably incurred in the defense of such act or omission, unless (1) it shall be established by final judgment of a court of competent jurisdiction that such act or omission involved a violation of the duties imposed by Part 4 of Title I of ERISA on the part of the Independent Fiduciary, or (2) in the event of a settlement or other disposition of such claim involving the Account, it is determined by written opinion of independent counsel acceptable to both Parties, that such act or omission involved a violation of the duties imposed by Part 4 of Title I of ERISA on the part of the Independent Fiduciary. B. Subject to the limitations below in clause C of this paragraph 10, the Account shall pay expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement incurred by the Independent Fiduciary in connection with any of the proceedings described above, in advance of the final disposition of such proceedings, provided that (1) the Independent Fiduciary shall repay such advances to the Account, plus reasonable interest, if it is established by a final judgment of a court of competent jurisdiction, or by written opinion of independent counsel under the circumstances described above in clause A of this paragraph 10, that the Independent Fiduciary violated its duties under Part 4 of Title I of ERISA, and (2) the Independent Fiduciary shall, in the discretion and upon the request of the Company, provide a bond or make other appropriate arrangements for repayment of advances. Notwithstanding the foregoing, no such advances shall be made in connection with any claim against the Independent Fiduciary that is made by the Account or the Company, provided that upon the final disposition of such claim, the expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement incurred by the Independent Fiduciary shall be reimbursed by the Account to the extent provided above. C. The Independent Fiduciary agrees to maintain professional liability coverage that includes coverage for its responsibilities under this Agreement, with limits of at least $5 million for errors and omissions, at least $2 million for general business liability (“General Business Liability Insurance”), and at least $1 million for fidelity bond (“Fidelity Bond”). All such liability coverage shall remain in force and effective throughout the term of this Agreement. The Independent Fiduciary agrees to promptly add the Company as named beneficiary or additional insured, as applicable, to its General Business Liability Insurance and Fidelity Bond policies following the execution of this Agreement. 11. Entire Agreement; Counterparts This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior written, oral or other understandings with respect to the subject matter hereof. However, where the text of this Agreement contains express reference to PTE 96-76, or specific paragraphs of PTE 96-76 and the proposed PTE, 61 Fed. Reg. 15128 (1996), and the representations made therein, it is the intention of the Parties that PTE 96-76 and the proposed exemption be incorporated in this Agreement for the purpose of construing the meaning of such express references. This Agreement may not be changed orally or by conduct but only by an agreement in writing signed by both Parties. This Agreement may be signed in any number of counterparts (including e-mail or electronic counterparts), each of which shall be considered an original and all of which, when taken together, shall constitute one and the same original Agreement. 12. No Waiver Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. 13. Severability The invalidity or unenforceability any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. 14. Choice of Law This Agreement and performance hereunder is subject to ERISA. However, to the extent that this Agreement and performance hereunder is not governed by ERISA or other applicable federal law, the laws of the State of New York shall apply without giving effect to any provisions relating to conflict of laws that would require the laws of another jurisdiction to apply. The choice of law embodied in this paragraph 14 shall be effective irrespective of the jurisdiction in which any suit, action or proceeding may be instituted. 15. Information Security A. SitusAMC has either: (1) implemented multi-factor authentication to limit access to SitusAMC’s information systems and confidential information, including (a) personally identifiable information, which means non-public personal information about individuals, including, but not limited to, individual “consumers” or “customers” of the Company as ”consumers” or “customers” are defined in Section 509(4) of the Gramm Leach Bliley Act of 1999, and in the Fair Credit Reporting Act and the Fair and Accurate Credit Transactions Act of 2003 (collectively, “PII”); or (2) SitusAMC’s Chief Information Security Officer has approved in writing the use of reasonably equivalent or more secure access controls. SitusAMC agrees to perform a risk assessment of its multi-factor authentication controls at least annually or upon a change in SitusAMC’s business conditions and, upon receipt of written request from the Company, no more than once annually, provide the Company with reasonably requested evidence of such controls. B. SitusAMC has either (a) implemented controls, including encryption, to protect HCI, including PII, if any, or HCI held or transmitted by SitusAMC both in transit over external networks and at rest or (b) has determined that encryption is infeasible and instead secured such confidential information using effective alternative compensating controls reviewed and approved by SitusAMC’s Chief Information Security Officer, or comparable officer. SitusAMC agrees to perform a risk assessment of its encryption at rest and in motion controls at least annually or upon a change in SitusAMC’s business conditions and, upon receipt of written request from the Company, no more than once annually, provide the Company with reasonably requested evidence of such controls. C. SitusAMC retains and disposes of the Company’s HCI, including PII, if any, based upon retention periods and disposal practices that meet all applicable legal, regulatory, and business requirements. SitusAMC agrees to perform a risk assessment of its controls and adopt any retention and disposal practices at least annually, or upon a change in SitusAMC’s business conditions and, upon receipt of written request from the Company, no more than once annually, provide the Company with reasonably requested evidence of such controls. 16. Assignment This Agreement and all rights and obligations hereunder may not be assigned, by operation or law or otherwise, by either Party without the prior written consent of the other Party. 17. Subcontracting SitusAMC shall not delegate or subcontract any or all portion of its duties or responsibilities hereunder to any third party without the prior written consent of the Company. Please signify your acceptance by signing below and returning a copy of this Agreement to the Company. Sincerely, TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA By: ________________________________________ Name: _____________________________________ Title: ______________________________________ Accepted: SitusAMC REAL ESTATE VALUATION SERVICES, LLC By: ______________________________________ Name: ____________________________________ Title: _____________________________________ Catherine Schneider Sr Manager, Sourcing Operations Catherine Schneider Digitally signed by Catherine Schneider Date: 2022.02.10 17:24:12 -05'00'

SCHEDULE 1 TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA INDEPENDENT FIDUCIARY COMPENSATION SCHEDULE FOR THE TIAA REAL ESTATE ACCOUNT [REDACTED]

EXHIBIT A TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA VALUATION PROCEDURES AND RULES FOR REAL ESTATE ACCOUNT This outline summarizes the basic elements of the valuation procedures and rules for the Account. Basic Principles 1. The valuation of equity real estate holdings is not an exact science; it requires appraisals which are independent estimates of market value. A. Sales are the best measure of the value of equity real estate holdings, but since they don’t occur frequently, appraisals are generally believed to be the best estimate of value at a given point in time. B. External appraisals are expensive, and a balance is required between the accuracy of the estimate of value and the cost to the Account of additional appraisals. 2. The Account’s valuation procedures and rules are under the direct supervision of an Independent Fiduciary and operate within guidelines and limits established by the Independent Fiduciary. Valuation Procedures for the Account 1. Independent Fiduciary. The valuation of Account properties is conducted under the supervision of the Independent Fiduciary. A. The valuation procedures and rules will be approved by the Independent Fiduciary. They cannot be changed without the consent of the Independent Fiduciary. B. The rules will limit the extent to which a property’s value can change without the prior approval of the Independent Fiduciary. C. The Independent Fiduciary may require a new independent appraisal of any property at any time. 2. Initial Valuation. The initial value of each property will be based on an independent appraisal at the time of closing of the purchase (or the contract price relating to the purchase, if there is no independent appraisal at the time of closing), which may result in a potential unrealized gain or loss reflecting the difference between the investment’s fair value and its cost basis (which is inclusive of all expenses relating to purchase, such as acquisition fees, legal fees and expenses, and other closing costs).

3. Scheduled Valuations. A. Independent Appraisals. Each property will be valued by an independent appraiser at least once per calendar quarter. (i) The appraisal cycle will be set up so that properties will be independently appraised in as spread out a pattern as practical over the course of a calendar quarter, which is intended to result in appraisal adjustments, if any, that happen regularly throughout each quarter and not on one specific day in each quarter. This will be done by assigning to each property, at the time it is purchased, the month in which its independent appraisal will occur each year. (ii) The independent appraisers selected by the Company must be approved by the Independent Fiduciary. (iii) The following would be among the factors generally considered in the independent appraisals: • description and condition of the property • regional and local market conditions • current and projected occupancy levels • highest and best use of the property • cost approach sales comparison approach • income approach including discounted cash flow analysis B. Quarterly Reviews. The Company’s staff will review each quarterly independent appraisal, in conjunction with the Independent Fiduciary, prior to the value reflected in that appraisal being recorded in the Account. (i) Appraisal assumptions (e.g., discount rates and rates of inflation) will be reviewed and revised as necessary. (ii) Occupancy levels, cash flow, etc. will be reviewed as well as regional and local market conditions. C. Accruals. The Accumulation and Liquidity Unit Values of the Account may change by a daily accrual of projected income and expenses during a given month. The Annuity Unit values of the Account may change on the last calendar day of each month by the accrual of projected income and expenses for that month. 4. Special Adjustments. The value of a given property could be adjusted at any time to reflect any immediate or significant changes in value. 5. Limits and Supervision. A. The Independent Fiduciary receives quarterly valuation reports from the Company which detail Account activity. The format of these reports will be developed with the Independent Fiduciary. The Fiduciary will, therefore, be familiar with Account properties.

B. Daily accruals of income and expenses, as well as incremental adjustments in property value (from quarterly updates), will be reported to the Independent Fiduciary as they are included in the Unit value calculation. C. Material changes in value (as described in D. below) will be approved by the Independent Fiduciary prior to inclusion in a Unit Value calculation D. The Company cannot, without the prior approval of the Independent Fiduciary, change the values of one or more properties if such changes would exceed the following limits: (i) The adjustment would result in a 6 percent increase or decrease in the value of a given property since the last external appraisal of that property; (ii) The adjustments would result in a greater than 2 percent change in the value of the Account since the prior monthly valuation date; or (iii) The adjustments would result in a greater than 4 percent change in the value of the Account within any calendar quarter.